Exhibit 99.1

Board Resolution To Approve and Appoint 4 New Directors

ACTION BY WRITTEN CONSENT OF THE DIRECTORS
OF
MEZABAY INTERNATIONAL INC.
(FORMERLY, CARDTREND INTERNATIONAL INC.)
a Nevada corporation

Pursuant to Section 78.315 of the Nevada Revised Statutes, the undersigned (each, a “Director”), constituting a majority of the members of the Board of Directors of MEZABAY INTERNATIONAL INC. (Formerly, CARDTREND INTERNATIONAL INC.), a Nevada corporation (the “Corporation”), and in accordance with the Bylaws thereof, do hereby waive notice of a meeting and adopt, approve, confirm, and ratify in writing, without a meeting, the following resolutions as though said resolutions were adopted at a duly noticed and properly held meeting of the Board of Directors of this Corporation, effective as of  September 22, 2009.

WHEREAS, the Corporation has on the date herein completed the Closing of the Share Exchange Agreement (“SEA”) for the acquisition of Gaeawave Sdn. Bhd. which was approved by the Board of Directors on September 11, 2009;

WHEREAS, pursuant to one of the terms of the SEA, the Board of Directors of the  Corporation shall consent to the appointment of four (4) individuals nominated by TEY and CHAI, the shareholders of Gaeawave, to act as Directors of the Company with effect from the Closing Date;

WHEREAS, the Closing of the SEA was completed on the date herein; and

WHEREAS, the following individuals have been nominated to be Directors of the Corporation:
(1)	Tey Yong Qing (Malaysia I/C No. 840623-07-5685), of 110, Taman Perdana, Jalan Bakri, 84000, Muar, Johor, Malaysia;
(2)	Shoon Hau Tsin (Malaysia I/C No. 790515-14-5153), of 30, Jalan SS20/18, Damansara Utama, Petaling Jaya, 47400 Selangor, Malaysia;
(3)	Fan Foo Min (Malaysia I/C No. 750619-01-5103), of 21, Jalan Perdana 2/4, Pandan Perdana, 55300 Kuala Lumpur, Malaysia; and
(4)	Thum May Yin (Malaysia I/C No. 631223-08-5234), of 59-1, Jalan 35/26, Block E, Rampai Court, Setapak, 53300 Kuala Lumpur, Malaysia; and

WHEREAS, each of the above nominated persons has given his/her consent to act as per the attached.

NOW THEREFORE, BE IT RESOLVED, that above named individuals be, and hereby are, appointed Directors of the Corporations, bringing the total number of the members of the Board from four (4) to eight (8);

FURTHER RESOLVED, that the Chief Executive Officer, Mr. Ng, or any of all the other Officers of the Corporation be, and hereby are, authorized and directed to do and perform such action as necessary to execute and deliver such other documents for and on behalf of the Corporation, as may in his or her discretion be deemed reasonably necessary or proper in order to carry into effect any of the provisions of these Resolutions.

IN WITNESS WHEREOF, the undersigned Directors have executed this Action by Unanimous Written Consent of the Directors, effective as of September 22, 2009.

The undersigned, constituting all of the Directors of the Corporation, hereby direct that a fully executed original of this Written Consent be delivered to the Secretary of this Corporation for filing in the minutes book of the Corporation.

KING K. NG	LOW KOK KENG
King K. Ng	Low Kok Keng

CHEN YU HUA	CHOO JEE SAM
Chen Yu Hua	Choo Jee Sam